[Logo]  SCIVAC
                                           Vacuum Systems for the New Generation

January  31, 2000

Don Mann, Chief Technical Officer
UltraCard,  Inc,
1550 S. Bascom Ave., Suite 100
Campbell,  CA  95008-0656

Dear  Don:

This letter is intended to document our discussions of January 27,2000 regarding the continuing business relationship between SciVac and UltraCard, Inc. I have filled in some additional details beyond what we discussed that I believe are consistent with our mutual intent.

UltraCard will extend the Development Agreement between SciVac and UltraCard, Inc. Dated July 23, 1999 for a period of six months commencing February 1,2000, at a rate of $50,000 per month, unless cancelled by either party with thirty days notice. Under the terms of the original agreement UltraCard paid SciVac $150,000 for ninety days of development activities through October 1999. UltraCard subsequently extended this agreement for one additional month with the payment to SciVac of an additional $50,000 as payment for services rendered through UltraCard's Comdex launch in November 1999. Since this time SciVac has continued to work on the program, albeit at a reduced level. We respectively request that SciVac be paid $25,000 for services rendered during the two-month period ending January 31, 2000. SciVac agrees to continue to assign equipment and technologist to UltraCard's development project and to provide office and lab space for Dr. Bruce Lairson during the duration of the Development Agreement extension.

UltraCard has agreed in principal to purchase a sputtering system from SciVac for the production of thin film coatings for magnetically encoded credit cards at a fair market price based upon what other vacuum system companies change for similar equipment. SciVac and UltraCard will work jointly on the architecture of the system. Once the system specifications and price are agreed to, UltraCard shall place an order with SciVac for delivery of the system under SciVac's standard payment terms (40% down with order, 45% due upon shipment and 15% due upon acceptance). SciVac has agreed to assemble the system at UltraCard's Northern California facility. A seven-month design and manufacturing schedule is anticipated after receipt of order. Installation and process qualification at UltraCard's facility will likely require two additional months. It is anticipated the system will be priced in the range of $3 to $6 million depending on the agreed upon configuration and required throughput.

SciVac has agreed to become a second source for the production of magnetically encoded credit cards manufactured to UltraCard's specifications and has further agreed to set aside sufficient capacity to meet 20% of UltraCard's requirements, provided UltraCard gives SciVac orders for at least 20% of their production requirements and provides reasonable lead time. The price of such Cards will be mutually agreed to once the production methodology is better understood. Cards made by UltraCard or third parties that employ SciVac technology will continue be subject to the royalty provisions of the Development Agreement dated July 23, 1999.

Please let me know if your comments on the terms outlined in this letter by either indicating changes or by co-signing below. Thank you for your ongoing Interest in SciVac. We look forward to a continuing strong working relationship.

Sincerely,
                                          Agreed  to:
/s/  David  B.  Pearce
David  B.  Pearce
President  &CEO                           /s/  Don  Mann
                                          --------------
SciVac                                    Don  Mann,  Chief  Technical  Officer
                                          UltraCard,  Inc.

[Logo]  SCIVAC
                                          Vacuum Systems for the New Generation


February  10,  2000


Dan  Kehoe,  CEO
UltraCard,  Inc.
1550  Bascom  Avenue
Campbell,  CA  95008-0656

Dear  Dan:

I have had several conversations with Don Mann regarding a vacuum system for producing magnetically encoded cards. We are now at the point the process development that we have a good understanding of the sputtering requirements, although the composition of some of the layers may change. We believe a 13-chamber in-line system is required for the process. SciVac recently quoted a 15-chamber in-line sputtering system to Samsung at a price of $7.4 million. A similar system, configured for UltraCard's requirements, is likely to cost at least $8 million. Whether it be from SciVac of another vacuum systems supplier. While we would love to sell you a $6 million system, I feel there is some risk with approach in that the substrate material has not been finalized. In-line vacuum systems offer the most flexibility for substrate material as they can cost individual cards or large size sheets of thin material for later processing. If UltraCard knew for certain that thin material in a web format would be the substrate of choice a drum web coater might be optimal. Since the substrate material is not defined, an in-line system is the best choice as it can process virtually any substrate format.

Another issue UltraCard faces is lead-time. A fully designed system typically takes 6-9 months to manufacture. Additional time must be allowed for installation and process development. It's my understanding that UltraCard needs some production capacity by the forth quarter of this year. The time to start a system has already passed.

I believe we have a solution to these issues. Last year SciVac acquired a large in-line vacuum system from Hoya. The system had been used for manufacturing magnetic hard disks. Our plan when we purchased the system was to strip it down to its stainless steel vacuum chambers and completely rebuild the system with SciVac's proprietary process stations. The system was expected to remain in house for component production. We subsequently purchased a second used in-line system for R&D and limited component production and this week we finalized an agreement with Seagate to obtain excess vacuum system component from them. We are currently well into the reconfiguration of the Hoya system and are therefore able to offer it as an option for UltraCard. Due to our favorable cost basis for this system we could offer it to UltraCard for $3 million rather than the $6 million cost of a totally new system. SciVac would fully warrant the system with our standard twelve-month warranty. The UltraCard process requires more layers than a conventional thin film disk process, therefore we will have to manufacture four additional stainless steel chambers. At this stage we can reconfigure this system for UltraCard's needs with minimal changes. The system could be completed in the April/May time frame, which would allow for a couple of months of process development prior to shipping the system to your new facility. SciVac still has its R&D system on which it will continue to develop processes concurrently for transfer to the larger system.

What SciVac needs to proceed with this plan is a purchase order for $3 million with our standard 40% deposit. (This deposit amount is standard in the hard disk industry.) SciVac's standard terms

Dan  Kehoe
February  10,  2000                                                Page  2


are 40% with order, 50% with shipment and 10% on acceptance. Since the system could be completed prior to your new facility space being available, there would be a good window for process development and system characterization prior to reinstallation. Based on the fact that the process work and system qualification would be done at SciVac, I suggest modified payment terms of 40% down, 30% on completion and 30% after installation at UltraCard.

One of my motivations in offering to sell you our in-house system is that SciVac will benefit by getting a quick deal done. SciVac is very close to completing its DWDM filter process and when completed the valuation of the company will change significantly. We intend to initiate an IPO process as soon as we commence volume production. Due to uncertainty of the timing for producing filters we are considering another private equity round. UltraCard's deposit would buy us additional time to complete the filters and thus potentially eliminate the need for the financing. It would also give SciVac added revenue that would look good for an IPO. (For your information we were just awarded a $1.6 million contract with Honeywell and we also received a $0.7 million follow-on order from Seagate for additional magnetrons. We are also negotiating a major joint venture agreement with Toolex.)

I am sure that UltraCard is in need of temporary office space to accommodate approximately ten people until your new facility is available this summer. Fortunately, SciVac just expanded its space this week. I propose SciVac provide nine cubicles, one office and up to 2,000 square feet of lab space for UltraCard's use through July of this year. In the sprit of working together, we are please to offer this space to you free of charge.

I  look  forward  to  your  response.

Regards,


/s/  David  B.  Pearce
David  B.  Pearce
President  &  CEO

                                              QUOTATION
     [SciVac  Logo]                           Quote Number    10013
                                              Date            February 25, 2000


UltraCard                  PLEASE REFERENCE THIS QUOTATION TO YOUR ORDER
1550 Bascom Avenue         SciVac, Incorporated
Campbell, CA 95008-0656    871 Fox Lane
Attn.: Dan Keho            San Jose, CA 95131
                           Attn.: David Pearce
Phone:                     Phone: (408) 456-5700
Fax:                       Fax: (408) 456-5701

RFQ Type   Terms  and  Conditions  Quote Expires In:  FOB                  Approximate  Delivery
Verbal     See  Page  2            60  days           San Jose, CA         June  1,  2000
Item  Qty  Description                                                     Unit Price    Extended Price
----  ---  -------------------------------------------------------------  -------------  ---------------
   1    1  SciLine 1200 Vertical In-line sputtering system  per SciVac    $3,000,000.00  $  3,000,000.00
           System specification  SS A-1200v1.0 with the following
           major components.
           -  Rebuilt and Modified Leybold ZB1200 system
           -  Rebuilt Vacuum Pumping System
           -  Vertical transport and mounting of substrates onto pallet system
           -  Control System
           -  Pallet return system for single and production operation


           Final System Price Including Discount:                                        $  3,000,000.00
                                                                                         ---------------

Note: This quote is contingent upon review and acceptance of all customer specifications. If no customer specifications are provided, SciVac's performance specifications will be used.




                                                   /s/  David  Pearce
                                                   -----------------------------
                                                   David Pearce, President & CEO

                                                 QUOTATION
 [Logo] SciVac TM                                Quote Number  10013
                                                 Date          February 25, 2000

UltraCard                          PLEASE REFERENCE THIS QUOTATION TO YOUR ORDER
1550 Bascom Avenue                 SciVac, Incorporated
Campbell, CA 95008-0656            871 Fox Lane
Attn.: Dan Keho                    San Jose, CA 95131
                                   Attn.:  Steve Schultheis
Phone:                             Phone: (408) 456-5700
Fax:                               Fax: (408) 456-5701

     SYSTEM PRICE INCLUDES:
     a)  12 Month Warranty
     b)  Warranty excludes consumable and damage due to customer negligence
     c)  Process and Equipment demonstration after installation
     d) Training in San Jose during pre-ship acceptance and at customer upon installation
     SPECIAL TERMS AND CONDITIONS
1    SHIPMENT :
     a)  FOB SciVac factory shipping dock
     b)  Freight-collect
     c)  By air-ride van
     Delivery date is subject to customer requested engineering specials
2    PAYMENT TERMS:
     a)  40% due with order
     b)  30% due upon system completion at SciVac, net 30 days
     30% due upon installation at UltraCard and formal acceptance or 60 days from shipment whichever occurs first assuming no fault of SciVac
3    TERMS AND CONDITIONS:
     This quotation is subject to SciVac Terms and Conditions
4    VALIDITY :
     This quotation is valid for 90 days from the date of  quotation
5    INSTALLATION :
     System will be initially built and installed at SciVac factory for the test and use by UltraCard personnel until UltraCard Campbell, CA facility is completed. Upon shipment to UltraCard facility, SciVac personnel will perform the installation and system start-up. UltraCard is responsible for all facilities, riggers, test instruments and materials at UltraCard facility in order to complete installation and system acceptance.




                                                   -----------------------------
                                                   David Pearce, President & CEO

                                  SCILINE 1200

                      SYSTEM DESCRIPTION AND SPECIFICATION

                                  FOR ULTRACARD

                                  SS A-1200V1.0



                              SCIVAC, INCORPORATED

                                  871 FOX LANE

                             SAN JOSE, CA 95131 USA




                Vacuum  Systems  for  the  Next  Generation


              (C) Copyright  SciVac,  Incorporated,  2000

                                   SCILINE1200
                               SYSTEM DESCRIPTION


1.0     OVER  VIEW
The Sciline 1200 system provides the advanced technology required for the sputtering of materials for Ultra Card's magnetically encoded cards. The system is a used and SciVac modified Laybold ZB1200 vertical in-line system which utilizing Leybold vacuum chamber and pallet transfer technology. The entire pumping system consists of rebuilt pumps described later in this document.

The system consists of thirteen (13) process modules with a load and unloads station at each end with a pallet return system for single sided system load and unload operation. The system's process concept consists of the following process modules.


          Module  Module Description

            1    Load Lock Module with Heater
                 System
            2    Heating Buffer Module
            3    Heating Module
            4    Dual Rotary Cylindrical Magnetron
            5    Dual Rotary Cylindrical Magnetron
            6    Heating Module
            7    3-Planar Magnetrons
            8    3-Planar Magnetrons
            9    High Vacuum  Buffer Module
           10    High Vacuum  Buffer Module
           11    Dual Rotary Cylindrical Magnetron
           12    High Vacuum  Buffer Module
           13    Unload Lock Module

All of the modules are constructed of stainless steel and have the same inside dimensions. The Layout of the vacuum chamber modules is shown in Figure 1.

The  SciLine  1200  core  platform  includes:

-     In-Line  Pallet  Transfer  System
-     Manual  loading and unloading of pallets at pallet load and return station
-     Optical sensors for monitoring pallet positioning within the vacuum system
-     Allen  Bradley  PLC  with  Control  Logic  operating  system
-     Vacuum  pumping  system

2.0  CHAMBER  MODULES

2.1  LOAD  LOCK  MODULE
The Load Lock Module provides atmospheric isolation to the high vacuum process modules. Additionally, heaters are incorporated to provide moisture out gassing of the substrates prior to any subsequent processing steps.

2.2  HEATING  AND  HEATING  BUFFER  MODULES
The  Heating  Buffer  Module  consists  of a heating assembly substrate heating.

2.5  DUAL  ROTARY  CYLINDRICAL  MAGNETRON  MODULE
The Dual Rotary Cylindrical Magnetron Module utilizes SciVac's proprietary advanced cylindrical rotary magnetron technology. The cylindrical rotary magnetron is designed for the deposition of dielectric and metallic films. The architecture is specifically designed to offer the following advantages over planer magnetrons.


     - Continuous cleaning of the target surface to eliminate poisoning and redepostion build up
     -    High target utilization and extended target life time
     -    Elimination  of  the  disappearing  anode  problems   associated  with
          reactive coatings
     - Ability to operate at high power and low pressure to provide high deposition rates and improved film nucleation
     -    High   deposition   uniformity   and  excellent   controlled   process
          repeatability
     -    Reduced substrate heating
     -    Zero latency dual metal deposition

A DC power supply electrically powers the magnetron. The permanent magnet assembly can be rotationally orientated to the substrate and is water-cooled. The cylindrical rotary target rotates around the magnet assembly. When D.C. power is applied to both targets, the sputtering process begins. A uniform plasma line discharge running the length of the target occurs. The substrate is moved in front of the dual cylindrical targets to achieve uniform side-to-side substrate deposition. As the substrate passes the sputter deposition region, the target material is deposited on to the substrate. Process argon gas flow, D.C. power, and target rotation speed are user selectable.

Various target materials will be used dependent upon the location in the system. Current target materials are Titanium for TIN deposition, Chrome for thick Cr base, and Carbon as overcoat.

                                    [figure]


           FIGURE 2. CYLINDRICAL ROTARY MAGNETRON SCHEMATIC (TOP VIEW)


2.6  PLANER  MAGNETRONS
The planar magnetrons are DC powered. When D.C. power is applied to the target, the sputtering process begins. A uniform plasma discharge region running the length of the target occurs. The substrate is moved in front of the planar magnetron to achieve uniform side-to-side substrate deposition. As the substrate passes the sputter deposition region, the target material is deposited on to the substrate. Process argon gas flow, D.C. power, and target rotation speed are user selectable.

2.7  HIGH  VACUUM  BUFFER  MODULE
The High Vacuum Buffer Module provides vacuum isolation between process and load lock modules. There are no processing steps to be completed in these modules.

2.8  UNLOAD  LOCK  MODULE
The Unload Lock Module provides atmospheric isolation to the high vacuum process modules. Pallets with the substrates previously processed will enter the Unload Lock Module though entrance isolation door. Once the Load Lock Module is loaded with a pallet, the entrance isolation door is closed and the module is vented to atmosphere using nitrogen gas. The Unload Lock module is evacuated with a Roots blower and turbo molecular pump system.

3.0  CONTROL  SYSTEM
The  SciLine  1200  electronic  and  software  control  system  includes  :
     - Allen Bradley programmable logic controller (PLC) utilizing the ControLogix operating system. TCP/IP NetWare handles communication between the PLC and the user interface.

     - The user interface utilizes an industrial grade PC with Windows NT operating system and view software.
     - Full system operation to include process programming, maintenance operations, and data collection are accomplished through the user interface.
     - Communication to host computer is available using and RS-232, RS-422, or RS-485 port.
     - The RS View software where product and process data is kept is ODBC compliant, Net DDE compliant and OLE for process control compliant. The software also supports TCP/IP and UDP/IP communication.
     - The PLC communicates to the IO devices and sensors of the system via a Device Net interface.

4.0  VACUUM  SYSTEM
The SciLine 1200 chamber module vacuum system configuration is shown in Table 1 below. All pumps are used and rebuilt and are included with the system at time of shipment. One-year warranty applies to the entire system including the used components.

     Chamber     Turbo Pump      Roots Blower     Mechanical
     Module                                          Pump
       1          Leybold          Leybold          Leybold
                  TMP 1500          WS251             D60

       2          Leybold                           Leybold
                  TMP 1500                           DB 65

       3          Leybold          Leybold         Leybold
                  TMP 1500         WSU1000          DB 65

       4                        Share Module     Share Module
                                3 Pump Stack     3 Pump Stack

       5          Leybold       Share Module     Share Module
                  TMP 1500      3 Pump Stack     3 Pump Stack

       6          Leybold       Share Module     Share Module
                  TMP 1500      3 Pump Stack     3 Pump Stack

       7          Leybold       Share Module     Share Module
                  TMP 1500      3 Pump Stack     3 Pump Stack

       8

       9          Leybold          Leybold         Leybold
                  TMP 1500         WSU1000          DB 65

      10          Leybold       Share Module     Share Module
                  TMP 1500      9 Pump Stack     9 Pump Stack

      11          Leybold       Share Module     Share Module
                  TMP 1500      9 Pump Stack     9 Pump Stack

      12          Leybold                          Leybold
                  TMP 1500                          DB 65

      13                           Leybold         Leybold
                                    WS251           DB 60

                Table  1.  Vacuum  System  Configuration